Exhibit 99

Marine Products Corporation Announces Regular Quarterly

and Special Year-End Cash Dividends

ATLANTA, October 29, 2014 - Marine Products Corporation (NYSE: MPX) announced today that its Board of Directors declared a regular quarterly cash dividend of $0.03 per share. In addition, the Board declared a special year-end dividend of $0.04 per common share.  Both dividends will be paid December 10, 2014 to shareholders of record at the close of business November 10, 2014.

“The decision of our Board of Directors to pay our third consecutive special year-end dividend represents a prudent use of capital to reward our shareholders for their support of our company,” stated Richard Hubbell, President and Chief Executive Officer of Marine Products Corporation. “Our balance sheet has continued to remain strong and liquid following these dividends and will continue to support our sales growth and allow us to pursue strategic opportunities to enhance our shareholder value over the long term.”

Marine Products Corporation (NYSE: MPX) designs, manufactures and distributes premium-branded Chaparral sterndrive and jet drive pleasure boats, and Robalo outboard sport fishing and bay boats, and continues to diversify its product line through product innovation and is prepared to consider strategic acquisition targets.  With premium brands, a solid capital structure, and a strong independent dealer network, Marine Products Corporation is prepared to capitalize on opportunities to increase its market share and to generate superior financial performance to build long-term shareholder value.  For more information on Marine Products Corporation visit our website at www.marineproductscorp.com.

For information contact:

BEN M. PALMER

Chief Financial Officer

(404) 321-7910

irdept@marineproductscorp.com

JIM LANDERS

Vice President, Corporate Finance

(404) 321-2162

jlanders@marineproductscorp.com